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                                                                    Exhibit 99.1

PRESS RELEASE

                              For Immediate Release

For Further Information Contact:
Michael G. Carlton, President
Crescent Financial Corporation
(919) 460-7770

            CRESCENT FINANCIAL CORPORATION COMPLETES STOCK OFFERING;
                     ANTICIPATES TRADING ON SMALL CAP MARKET

Cary, North Carolina, August 20, 2002. Crescent Financial Corporation (Nasdaq Small Cap "CRFN"), the parent holding company for Crescent State Bank, announced today that it had successfully completed the sale of 690,000 shares of its common stock at a price of $9.25 per share. The number of shares sold includes 145,000 shares sold to existing shareholders in a rights offering and 545,000 shares sold in a best efforts public offering managed by McKinnon & Company, Inc. Net proceeds from the offering amounted to approximately $6 million.

Michael G. Carlton, President, stated: "We are extremely pleased with the results of this offering given the volatile environment of the stock market. The rights offering to our shareholders was oversubscribed and the public offering, which initially was to consist of 455,000 shares, also was oversubscribed. We exercised the right to sell an additional 90,000 shares, which increased the total number of shares sold in the public offering to 545,000. We will immediately put this capital to work to support our banking activities and carry out our strategic plan."

In accordance with the strategic plan, Crescent State Bank has purchased land in Holly Springs, North Carolina and anticipates filing an application to open a full-service branch facility. Holly Springs is a growing community with a population of over 9,000 located in southern Wake County. With the addition of the branch in Holly Springs, Crescent State Bank will operate 5 banking locations serving four communities in Wake and Johnston counties.

Concurrent with the stock sale, Crescent Financial Corporation expects its shares to begin trading on the Nasdaq Small Cap Market on August 21, 2002. Crescent was able to retain its current trading symbol of "CRFN". Mr. Carlton commented: "With the increased number of shares outstanding and heightened activity in our stock, we are excited to be accepted for trading on the Nasdaq Small Cap Market and hopeful that this will lead to a more efficient and orderly trading in our common stock."

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Crescent Financial Corporation, the parent company for Crescent State Bank, had, as of June 30, 2002, total assets of $152 million, total deposits of $135 million and four banking offices in Cary, Apex and Clayton, North Carolina. With the net proceeds from the sale of the 690,000 shares, total stockholders' equity will be increased to $17 million.

                              ***End of Release***